Exhibit 99.1

Century Therapeutics Reports Third Quarter 2023 Financial Results and Provides Business Updates

- Brent Pfeiffenberger, Pharm.D., MBA, appointed Chief Executive Officer of Century Therapeutics -

- Initial data from the ongoing Phase 1 ELiPSE-1 trial evaluating CNTY-101 in relapsed or refractory CD19 positive B-cell lymphomas to be presented at the American Society of Hematology (ASH) Annual Meeting -

- Announced expanded license agreements with FUJIFILM Cellular Dynamics (FCDI) for the development and commercialization of iPSC-derived cell therapies in autoimmune and inflammatory diseases -

- Ended third quarter 2023 with cash, cash equivalents, and investments of $284.3 million; Cash runway into 2026 -

PHILADELPHIA, November 9, 2023 -- Century Therapeutics, Inc. (NASDAQ: IPSC), an innovative biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies in immuno-oncology, today reported financial results and business highlights for the third quarter ended September 30, 2023.

“The last several months have been marked by immense progress for Century, and we are thrilled to welcome Brent to the team as our new leader at this exciting period in the Company’s history,” said Joe Jimenez, Chairman of the Board of Directors of Century. Greg Russotti, Interim Chief Executive Officer, Century Therapeutics added, “We continued to advance our Phase 1 ELiPSE-1 trial evaluating CNTY-101 in relapsed or refractory CD19 positive B-cell lymphomas. Building on the exciting case study featured in our ASH abstract earlier this month, we look forward to sharing additional data in December which we believe continue to support the potential for a multi-dosing strategy for CAR iNK enabled by Allo-Evasion™.”

Dr. Russotti added, “Furthermore, we were extremely excited to announce this morning that we have expanded our license agreements with our partners at FCDI. These expanded agreements provide us new and continued access to technology that we believe will aid in our mission to bring curative cell therapy products to patients in need, including patients with autoimmune and inflammatory diseases.”

Business Highlights and Upcoming Milestones

•	This morning, Century announced the appointment of Brent Pfeiffenberger, Pharm.D., MBA, as Chief Executive Officer and member of the Board of Directors, effective December 4, 2023. He brings to Century over 20 years of broad-ranging global leadership experience across the healthcare industry, most recently serving as Chief Operating Officer at Neogene Therapeutics. Also effective December 4, 2023, Greg Russotti, Ph.D., who has served as Century’s Interim Chief Executive Officer since April 2023, will assume the role of Chief Technology and Manufacturing Officer, an expanded role from his previous position as Chief Technology Officer.

•	During a poster session at the upcoming ASH Annual Meeting being held December 9-12 in San Diego, the Company will present initial data from the ongoing first-in-human Phase 1 ELiPSE-1 trial of CNTY-101 in relapsed/refractory CD19 positive B-cell lymphomas. As previously announced, preliminary clinical data from a case study featured in the recently published ASH abstract shows a complete response maintained in a Dose Cohort 1 (100 million cell dose level) patient with high risk relapsed/refractory follicular lymphoma following completion of four 28-day cycles of CNTY-101, the two most recent of which did not include lymphodepletion. Updated data to be announced in December will include additional results from patients treated in Dose Cohort 1 as of a more recent cutoff date, as well as preliminary data from patients in Dose Cohort 2 (300 million cell dose level).

•	This morning, Century and FUJI Cellular Dynamics (FCDI) announced that they have entered into a worldwide license agreement whereby FCDI will grant the Company non-exclusive licenses for certain patent rights and know-how related to cell differentiation and reprogramming for the development and commercialization of iPSC-derived therapies for the treatment of autoimmune and inflammatory diseases. The Company also shared that it expanded its existing 2018 license agreement with FCDI related to the development and commercialization of iPSC-derived cancer immunotherapeutics to also include inflammatory and autoimmune diseases.

Third Quarter 2023 Financial Results

•	Cash Position: Cash, cash equivalents, and investments were $284.3 million as of September 30, 2023, as compared to $367.4 million as of December 31, 2022. Net cash used in operations was $61.8 million for the nine months ended September 30, 2022 compared to net cash provided by operations of $37.0 million for the nine months ended September 30, 2022 (which includes deferred revenue from the Bristol Myers Squibb (BMS) collaboration of $118.5 million).

•	Collaboration Revenue: Collaboration revenue generated through the Company’s collaboration, option, and license agreement with BMS was $0.1 million for the three months ended September 30, 2023 compared to $2.2 million for the same period in 2022. Revenue recognized under the collaboration agreement fluctuates based on the amount and timing of expenses incurred under the agreement.

•	Research and Development (R&D) expenses: R&D expenses were $22.8 million for the three months ended September 30, 2023 compared to $25.9 million for the same period in 2022. The decrease in R&D expenses was primarily due to the Company’s 2023 reorganization and reprioritization of early-stage programs and discovery platforms as well as a decline in sponsored research activities.

•	General and Administrative (G&A) expenses: G&A expenses were $9.0 million for the three months ended September 30, 2023, compared to $8.1 million for the same period in 2022. The increase was primarily due increases in stock-based compensation and recruiting fees.

•	Net loss: Net loss was $32.7 million for the three months ended September 30, 2023, compared to $30.7 million for the same period in 2022.

Financial Guidance

•	The Company expects full year GAAP Operating Expenses to be between $135 million and $145 million including non-cash stock-based compensation expense of $12 million to $17 million.

•	The Company expects its cash, cash equivalents, and investments will support operations into 2026.

About Century Therapeutics

Century Therapeutics (NASDAQ: IPSC) is harnessing the power of adult stem cells to develop curative cell therapy products for cancer and autoimmune and inflammatory diseases that we believe will allow us to overcome the limitations of first-generation cell therapies. Our genetically engineered, iPSC-derived iNK and iT cell product candidates are designed to specifically target hematologic and solid tumor cancers with a broadening application to inflammatory and autoimmune diseases. We are leveraging our expertise in cellular reprogramming, genetic engineering, and manufacturing to develop therapies with the potential to overcome many of the challenges inherent to cell therapy and provide a significant advantage over existing cell therapy technologies. We believe our commitment to developing off-the-shelf cell therapies will expand patient access and provide an unparalleled opportunity to advance the course of care for cancer and autoimmune and inflammatory diseases. For more information on Century Therapeutics please visit www.centurytx.com.

Century Therapeutics Forward-Looking Statement

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our clinical development plans and timelines, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our dependence on the success of our lead product candidate, CNTY-101, our ability to obtain FDA acceptance for our future IND submissions and commence clinical trials on expected timelines, or at all; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of the effects of the COVID-19 pandemic, geopolitical issues, banking instability and inflation on our business and operations, supply chain and labor force; the performance of third parties in connection with the development of our product candidates, including third parties conducting our clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; our ability to recruit and maintain key members of management and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Investors and Media: Melissa Forst/Maghan Meyers – century@argotpartners.com

Century Therapeutics, Inc

Condensed Balance Sheets

(unaudited, in thousands)

	September 30,	December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$55,307	$84,265
Short-term investments	114,198	231,233
Prepaid expenses and other current assets	4,198	4,223
Total current assets	173,703	319,721
Property and equipment, net	81,993	82,785
Operating lease right-of-use assets, net	24,551	28,945
Long-term investments	114,762	51,854
Other long-term assets	2,542	3,239
Total assets	$397,551	$486,544

Liabilities, convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable	$5,927	$5,454
Accrued expenses and other liabilities	10,637	10,707
Long-term debt, current	-	6,502
Deferred revenue, current	3,871	7,154
Total current liabilities	20,435	29,817
Operating lease liability, noncurrent	45,535	38,698
Long-term debt, net	-	3,739
Other long-term liabilities	201	718
Deferred revenue	112,150	110,834
Total liabilities	178,321	183,806
Stockholders' equity
Common stock	6	6
Additional paid-in capital	836,901	824,292
Accumulated deficit	(616,373)	(519,098)
Accumulated other comprehensive loss	(1,304)	(2,462)
Total stockholders' equity	219,230	302,738
Total liabilities and stockholders' equity	$397,551	$486,544

Century Therapeutics, Inc

Condensed consolidated statements of operations

(unaudited, in thousands, except share and per share amounts)

	Three months Ended		Nine months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
Collaboration Revenue	$148	$2,224	$1,967	$4,678

Operating Expenses
Research and development	$22,788	$25,898	$70,414	$71,588
General and administrative	8,986	8,064	26,117	23,615
In-process research and development	4,000	-	4,000	10,000
Impairment on long-lived assets	-	-	4,220	-
Total operating expenses	$35,774	$33,962	$104,751	$105,203

Loss from operations	(35,626)	(31,738)	(102,784)	(100,525)

Interest expense	-	(373)	(540)	(1,017)
Interest income	3,486	1,411	9,167	2,370
Other income, net	12	(24)	(368)	(19)
Loss before provision for income taxes	$(32,128)	$(30,724)	$(94,525)	$(99,191)
Provision for income taxes	(592)	(25)	(2,750)	(59)
Net Loss	$(32,720)	$(30,749)	$(97,275)	$(99,250)

Unrealized loss on investments	(95)	(165)	1,157	(2,931)
Foreign currency translation adjustment	(2)	(5)	(1)	(23)
Comprehensive loss	(32,817)	(30,919)	(96,119)	(102,204)

Net loss per common share - Basic and Diluted	(0.55)	(0.53)	(1.65)	(1.72)

Weighted average common shares outstanding	59,448,229	57,973,541	59,087,374	57,573,406